Exhibit 99.1

Shattuck Labs Announces Changes to its Board of Directors

– Shattuck Labs appoints new Board member, Dr. Carrie Brownstein, M.D.; Dr. George

Golumbeski, Ph.D., appointed as Chairman of the Board –

AUSTIN, TX and DURHAM, NC, October 28, 2021 — Shattuck Labs, Inc. (Shattuck) (NASDAQ: STTK), a clinical-stage biotechnology company pioneering the development of bi-functional fusion proteins as a new class of biologic medicine for the treatment of patients with cancer and autoimmune disease with three ongoing Phase 1 clinical trials, today announced the appointment of Dr. Carrie Brownstein, M.D., to its Board of Directors. Dr. Brownstein currently serves as the Chief Medical Officer at Cellectis. She will replace Josiah Hornblower, Shattuck’s Chairman and founder, who is stepping down from the Board of Directors. George Golumbeski, Ph.D., has been appointed Chairman of the Board.

“Dr. Brownstein will be a tremendous asset to the Shattuck board, as a seasoned industry veteran with a proven track record of leadership and expertise in strategy and tactical implementation from drug candidate selection through commercialization,” said Taylor Schreiber, M.D., Ph.D., Chief Executive Officer of Shattuck. “She is joining us at a key time in our pipeline progression. Carrie’s clinical development experience will be invaluable as we advance SL-172154 toward later-stage clinical trials and new ARC programs enter the clinic.”

“I am incredibly excited to join the Board of Directors at Shattuck,” said Dr. Brownstein. “I look forward to working with their experienced and talented management team to further their pioneering work in the exciting area of bi-functional fusion proteins and bring these innovative product candidates through clinical trials to help improve the lives of patients in need.”

Dr. Brownstein is the Chief Medical Officer of Cellectis, where she is responsible for overseeing clinical research and development. Previously, Dr. Brownstein held several senior leadership positions, including Vice President of Global Clinical Research and Development, Therapeutic Area Head for Myeloid Diseases at Celgene, Executive Director of Clinical Sciences Oncology at Regeneron Pharmaceuticals, and Senior Medical Director of Hematology and Oncology at Hoffman-La Roche (Roche Pharmaceuticals). Before her industry career, Dr. Brownstein practiced pediatric hematology and oncology at New York Presbyterian Columbia University and Mount Sinai Medical Center and completed her internship and residency at Columbia Presbyterian Medical Center in New York and her subspecialty training at Memorial Sloan-Kettering Cancer Center. Dr. Brownstein received her M.D. from Tufts University School of Medicine and received her A.B. in Psychology from the University of Michigan.

“Josiah’s pioneering vision created the foundation for the company and the entire Shattuck team is so grateful for all that Josiah has done to build and drive the company. I wish him all the best in his next venture,” said George Golumbeski, Ph.D. “Now, Shattuck is entering into a very exciting time as the company advances its ARC product candidates into later-stage clinical development. I am excited to offer my experience to the company through this next phase of growth as Chairman of the Board.”

About Shattuck Labs, Inc.

Shattuck is a clinical-stage biotechnology company pioneering the development of bi-functional fusion proteins as a new class of biologic medicine for the treatment of patients with cancer and autoimmune disease. Compounds derived from Shattuck’s proprietary Agonist Redirected Checkpoint, ARC®, platform simultaneously inhibit checkpoint molecules and activate costimulatory molecules within a single therapeutic. The company’s lead wholly owned program, SL-172154 (SIRPα-Fc-CD40L), which is designed to block the CD47 immune checkpoint and simultaneously agonize the CD40 pathway, is being evaluated in two Phase 1 trials. A second compound, SL-279252 (PD1-Fc-OX40L), is being evaluated in a Phase 1 trial in collaboration with Takeda Pharmaceuticals. Additionally, the company is advancing a proprietary Gamma Delta T Cell Engager, GADLEN™, platform, which is designed to bridge gamma delta T cells to tumor antigens for the treatment of patients with cancer. Shattuck has offices in both Austin, Texas and Durham, North Carolina. For more information, please visit: www.ShattuckLabs.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While we believe these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the U.S. Securities and Exchange Commission (“SEC”) and other subsequent documents we file with the SEC, many of which are beyond our control and subject to change. Actual results could be materially different. We claim the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We expressly disclaim any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Conor Richardson

Senior Director, Finance & Investor Relations

Shattuck Labs, Inc.

InvestorRelations@shattucklabs.com

Media Contact:

Stephanie Ascher

Managing Director

Stern Investor Relations, Inc.

Stephanie.Ascher@sternir.com